Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(386) 944-5643

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH REPORTS THIRD QUARTER 2021 OPERATING RESULTS

DAYTONA BEACH, FL – October 28, 2021 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced its operating results and earnings for the quarter ended September 30, 2021.

Select Quarterly Highlights

◾Reported Net Income per diluted share attributable to common stockholders of $3.87 for the quarter ended September 30, 2021.
◾Reported FFO and AFFO per diluted share attributable to common stockholders of $1.03 and $1.09, respectively, for the quarter ended September 30, 2021.
◾Sold four single tenant income properties for a total disposition volume of $75.3 million at a weighted average exit cap rate of 5.0%. The sale of the properties generated combined gains of $22.7 million.
◾Purchased the remaining 70% interest in the entity that holds approximately 2,500 acres of land in Daytona Beach, Florida, which is engaged in the operation of a mitigation bank (the “Mitigation Bank”) from the joint venture partner for a net cash payment of $16.1 million.
◾Sold approximately 4,700 acres of subsurface oil, gas and mineral rights for $0.9 million.
◾Issued 3,000,000 shares of 6.375% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred”) stock for $25.00 per share, generating net proceeds of $72.4 million.
◾Paid cash dividends on the Company’s Series A Preferred stock and common stock for the third quarter of 2021 of $0.3763 per share and $1.00 per share, respectively, on September 30, 2021 to stockholders of record as of September 9, 2021.
◾Recognized a non-cash, unrealized loss of $1.3 million on the mark-to-market of the Company’s investment in Alpine Income Property Trust, Inc. (NYSE: PINE).
◾Book value per common share outstanding as of September 30, 2021 increased to $60.42.

CEO Comments

“We had a very active third quarter, signing new leases on more than 10% of our existing vacancies and selling more than $75 million of single tenant properties for a 5.0% weighted average exit cap rate, including our largest single tenant office property,” commented John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “The net investment spreads we have been able to generate to-date on the strategic sale of non-core assets and the redeployment of those proceeds, combined with anticipated strong growth in 2022 same-store net operating income and the ample liquidity on our balance sheet for investment into our pipeline of high-quality, multi-tenanted retail and mixed-use properties, is positioning us for very attractive FFO and AFFO growth in 2022.”

Quarterly Financial Results Highlights

The tables below provide a summary of the Company’s operating results for the three months ended September 30, 2021:

(in thousands)	For the Three Months Ended September 30, 2021	For the Three Months Ended September 30, 2020	Variance to Comparable Period in the Prior Year
Income Properties	$13,734	$12,933	$801	6.2%
Management Fee Income	$940	$683	$257	37.6%
Commercial Loan and Master Lease Investments	$726	$413	$313	75.8%
Real Estate Operations	$1,177	$543	$634	116.8%
Total Revenues	$16,577	$14,572	$2,005	13.8%

The increase in total revenue during the three months ended September 30, 2021 was primarily attributable to income produced by the Company’s recent income property acquisitions as compared to the income from properties sold by the Company during the comparative period.  Revenues also increased from the sale of subsurface interests and mitigation credits, which are reflected in real estate operations, as well as from increased income from the Company’s portfolio of commercial loan and master lease investments and increased management fee income from PINE.

(in thousands, except per share data)	For the Three Months Ended September 30, 2021	For the Three Months Ended September 30, 2020	Variance to Comparable Period in the Prior Year
Net Income (Loss) Attributable to the Company	$23,947	$(1,522)	$25,469	1,673.4%
Net Income (Loss) Attributable to Common Stockholders	$22,818	$(1,522)	$24,340	1,599.2%
Net Income (Loss) per Diluted Share Attributable to Common Stockholders	$3.87	$(0.33)	$4.20	1,272.7%
FFO Attributable to Common Stockholders (1)	$6,071	$5,517	$554	10.0%
FFO per Common Share – Diluted (1)	$1.03	$1.19	$(0.16)	(13.4%)
AFFO Attributable to Common Stockholders (1)	$6,422	$6,033	$389	6.4%
AFFO per Common Share – Diluted (1)	$1.09	$1.30	$(0.21)	(16.2%)
Dividends Declared and Paid, per Preferred Share	$0.3763	$—	$0.3763	100.0%
Dividends Declared and Paid, per Common Share	$1.00	$0.40	$0.60	150.0%
(1)

See the “Non-GAAP Financial Measures” section and tables at the end of this press release for a discussion and reconciliation of Net Income (Loss) Attributable to the Company to non-GAAP financial measures, including FFO Attributable to Common Stockholders, FFO per Common Share - Diluted, AFFO Attributable to Common Stockholders and AFFO per Common Share - Diluted.

The increase in net income attributable to the Company for the three months ended September 30, 2021 was primarily attributable to gains on dispositions of income properties totaling $22.7 million, or $3.84 per diluted share, most notably from the disposition of the Company’s office property in Raleigh, North Carolina leased to Wells Fargo, which resulted in a gain on disposition of $17.5 million.

Reported per diluted share amounts attributable to common stockholders for the three months ended September 30, 2021 include the dilutive effects of the Company’s previously announced special distribution, which was paid in connection with the Company’s election to be taxable as a REIT commencing with its taxable year ended December 31, 2020. The Special Distribution was paid in the fourth quarter of 2020 through an aggregate of $5.6 million in cash and the issuance of 1,198,963 shares of the Company’s common stock; therefore, there was no dilutive impact for the three months ended September 30, 2020.

Year-to-Date Financial Results Highlights

The tables below provide a summary of the Company’s operating results for the nine months ended September 30, 2021:

(in thousands)	For the Nine Months Ended September 30, 2021	For the Nine Months Ended September 30, 2020	Variance to Comparable Period in the Prior Year
Income Properties	$36,757	$35,409	$1,348	3.8%
Management Fee Income	$2,361	$2,080	$281	13.5%
Commercial Loan and Master Lease Investments	$2,136	$2,300	$(164)	(7.1%)
Real Estate Operations	$4,318	$631	$3,687	584.3%
Total Revenues	$45,572	$40,420	$5,152	12.7%

The increase in total revenue during the nine months ended September 30, 2021 was primarily attributable to increased revenue from real estate operations related to the sale of subsurface interests and mitigation credits, as well as increased income produced by the Company’s recent income property acquisitions as compared to the properties sold by the Company during the comparative period and increased management fee income from PINE.  Increased revenues were partially offset by decreased revenues from the Company’s portfolio of commercial loan and master lease investments.

(in thousands, except per share data)	For the Nine Months Ended September 30, 2021	For the Nine Months Ended September 30, 2020	Variance to Comparable Period in the Prior Year
Net Income (Loss) Attributable to the Company	$28,008	$(1,173)	$29,181	(2,487.7%)
Net Income (Loss) Attributable to Common Stockholders	$26,879	$(1,173)	$28,052	(2,391.5%)
Net Income (Loss) per Diluted Share Attributable to Common Stockholders	$4.56	$(0.25)	$4.81	1,924.0%
FFO Attributable to Common Stockholders (1)	$16,232	$17,339	$(1,107)	(6.4%)
FFO per Common Share – Diluted (1)	$2.75	$3.71	$(0.96)	(25.9%)
AFFO Attributable to Common Stockholders (1)	$18,403	$15,658	$2,745	17.5%
AFFO per Common Share – Diluted (1)	$3.12	$3.35	$(0.23)	(6.9%)
Dividends Declared and Paid, per Preferred Share	$0.3763	$—	$0.3763	100.0%
Dividends Declared and Paid, per Common Share	$3.00	$0.90	$2.10	233.3%
(1)

See the “Non-GAAP Financial Measures” section and tables at the end of this press release for a discussion and reconciliation of Net Income (Loss) Attributable to the Company to non-GAAP financial measures, including FFO Attributable to Common Stockholders, FFO per Common Share - Diluted, AFFO Attributable to Common Stockholders and AFFO per Common Share - Diluted.

Net income attributable to the Company for the nine months ended September 30, 2021 was primarily attributable to gains on dispositions of income properties totaling $28.1 million, or $4.77 per diluted share, most notably from the disposition of the Company’s office property in Raleigh, North Carolina leased to Wells Fargo, which resulted in a gain on disposition of $17.5 million. In addition, the non-cash, unrealized gain on the mark-to-market of the Company’s investment in PINE, as compared to an unrealized loss in the comparable prior year period, totaled $6.9 million, or $1.17 per diluted share. The operating results for the nine months ended September 30, 2021 also include a non-cash impairment charge on the Company’s retained interest in the joint venture that currently holds approximately 1,600 acres of undeveloped land in Daytona Beach, Florida (the “Land JV”) of $16.5 million, or $2.11 per diluted share, net of the related income tax benefit. The non-cash impairment charge is a result of the executed agreement to sell the Land JV’s remaining holdings.

Reported per diluted share amounts attributable to common stockholders for the nine months ended September 30, 2021 include the dilutive effects of the Company’s previously announced special distribution, which was paid in connection with the Company’s election to be taxable as a REIT commencing with its taxable year ended December 31, 2020. The Special Distribution was paid in the fourth quarter of 2020 through an aggregate of $5.6 million in cash and the issuance of 1,198,963 shares of the Company’s common stock; therefore, there was no dilutive impact for the nine months ended September 30, 2020.

Acquisitions

During the nine months ended September 30, 2021, the Company acquired three multi-tenant retail-based properties for $111.0 million.  These acquisitions represent a weighted average going-in cash cap rate of 8.5%.

On October 18, 2021, the Company entered into a purchase and sale agreement with a partnership for the acquisition of a retail center in the Raleigh, North Carolina metropolitan area for $70.5 million (the “Property”).  Certain customary closing conditions must be met before or at the closing and are not currently satisfied. Accordingly, until the closing of the purchase of the Property, there can be no assurance that the Company will acquire the Property.

Dispositions

During the three months ended September 30, 2021, the Company sold four single tenant income properties for a total disposition volume of $75.3 million, at a weighted average exit cap rate of 5.0%. The sale of the properties generated aggregate gains of $22.7 million. The proceeds from each of the third quarter 2021 sales are expected to be part of section 1031 like-kind exchanges.

During the nine months ended September 30, 2021, the Company sold fourteen income properties for a total disposition volume of $140.8 million, at a weighted average exit cap rate of 6.0%. The sale of the properties generated aggregate gains of $28.0 million.

Income Property Portfolio

As of September 30, 2021, the Company’s portfolio had economic occupancy of 90.4% and physical occupancy of 89.6%.

The Company’s income property portfolio consisted of the following as of September 30, 2021:

Property Type	# of Properties	Square Feet	Weighted Average Remaining Lease Term
Single-Tenant (1)	11	665	24.1 years
Multi-Tenant	8	1,533	6.4 years
Total / Weighted Average Lease Term	19	2,198	12.6 years

% of Cash Rent attributable to Retail Tenants		63%
% of Cash Rent attributable to Office Tenants		35%
% of Cash Rent attributable to Hotel Ground Lease		2%

Square feet in thousands.

(1)	The 11 single-tenant properties include (i) a property leased to The Carpenter Hotel which is under a long-term ground lease and includes two tenant repurchase options and (ii) a property in Hialeah leased to a master tenant which includes three tenant repurchase options. Pursuant to FASB ASC Topic 842, Leases, the $16.3 and $21.0 million investments, respectively, have been recorded in the Company’s consolidated balance sheets as Commercial Loan and Master Lease Investments.

Operational Highlights

During the third quarter of 2021, the Company signed leases totaling 50,525 square feet.  A summary of the Company’s leasing activity is as follows:

Retail	Square Feet	Weighted Average Lease Term	Cash Rent Per Square Foot	Tenant Improvements	Leasing Commissions
New Leases	23.4	5.0 years	$ 30.20	$ 740	$ 233
Renewals & Extensions	27.1	5.5 years	$ 21.28	319	168
Total / Weighted Average	50.5	5.2 years	$ 25.41	$ 1,059	$ 401

In thousands except for per square foot and lease term data.

Land Joint Venture

During the three months ended June 30, 2021, the Land JV entered into an agreement to sell its remaining land holdings, including any land previously under contract, for $67.0 million. During the three months ended September 30, 2021, the Land JV completed the sale of approximately 8 acres for $0.8 million and as a result, the sales price for the remaining land was reduced to $66.2 million. The sale is anticipated to occur prior to the end of 2021.

Mitigation Bank Joint Venture

On September 30, 2021, the Company purchased the remaining 70% interest in the Mitigation Bank from certain funds and accounts managed by an investment advisor subsidiary of BlackRock, Inc. (“BlackRock”) for a net cash payment by the Company of $16.1 million (the “Interest Purchase”). The Company intends to sell the mitigation credits produced by the Mitigation Bank or may sell the Mitigation Bank in its entirety. During the nine months ended September 30, 2021, the Company sold mitigation credits for total proceeds of $0.2 million. No assurance can be given that the Company will be able to consummate any future sales or regarding the likelihood, timing, or final terms of any such potential sales.

“We purchased our joint venture partner’s interest in the mitigation bank partnership as a way to reduce interim carrying costs on the mitigation credits as we look to find less expensive long-term partnership capital, monetize the mitigation credits as they are released, or sell the mitigation bank in its entirety, as we believe the mitigation bank will have a market-based mitigation credit value of approximately $30 million over the 10-year credit release period,” noted John P. Albright, President and Chief Executive Officer of CTO Realty Growth.

Subsurface Interests

During the three months ended September 30, 2021, the Company sold approximately 4,700 acres of subsurface oil, gas and mineral rights for $0.9 million, resulting in a gain on sale of $0.8 million.

During the nine months ended September 30, 2021, the Company sold approximately 39,000 acres of subsurface oil, gas and mineral rights for $3.5 million, resulting in a gain on sale of $3.3 million. As of September 30, 2021, the Company owns full or fractional subsurface oil, gas, and mineral interests underlying approximately 415,000 “surface” acres of land owned by others in 20 counties in Florida.

Capital Markets and Balance Sheet

On June 28, 2021, the Company priced a public offering of 3,000,000 shares of its Series A Preferred stock at a public offering price of $25.00 per share. The offering closed on July 6, 2021 and generated total net proceeds to the Company of $72.4 million, which were utilized to pay down the Company’s revolving credit facility.

The following table provides a summary of the Company’s long-term debt, at face value, as of September 30, 2021:

Component of Long-Term Debt	Principal	Interest Rate	Maturity Date
Revolving Credit Facility (1)	$100.0 million	30-day LIBOR + [1.35% – 1.95%]	May 2023
Revolving Credit Facility	$9.0 million	30-day LIBOR + [1.35% - 1.95%]	May 2023
2025 Convertible Senior Notes	$61.7 million	3.88%	April 2025
2026 Term Loan (2)	$65.0 million	30-day LIBOR + [1.35% – 1.95%]	March 2026
Total Debt / Weighted Average Interest Rate	$235.7 million	2.53%
(1)

Effective March 31, 2020, the Company utilized an interest rate swap to fix LIBOR and achieve an interest rate of 0.73% plus the applicable spread on $100.0 million of the outstanding balance on the revolving credit facility.

(2)

The Company utilized interest rate swaps on the $65.0 million 2026 Term Loan balance, including (i) its redesignation of the existing $50.0 million interest rate swap, entered into as of August 31, 2020, and (ii) a $15.0 million interest rate swap effective August 31, 2021, to fix LIBOR and achieve a weighted average fixed interest rate of 0.35% plus the applicable spread.

Dividends

The Company paid a cash dividend for the third quarter of 2021 of $1.00 per share, on September 30, 2021 to stockholders of record as of the close of business on September 9, 2021.

The Company paid a pro rata cash dividend for the third quarter of 2021 on its Series A Preferred stock of $0.3763 per share, on September 30, 2021 to preferred stockholders of record as of the close of business on September 9, 2021.

2021 Outlook

For the second consecutive quarter, the Company is increasing its outlook and guidance for 2021, which considers the Company’s various investment activities and capital markets transactions, including the recent Series A preferred equity issuance, excludes any potential tax expense or tax benefit related to the Company’s retained ownership in the Land JV, and assumes continued improvement in economic activity and stable or positive business trends related to each of our tenants.

	2021 Outlook
	Low	High
Acquisition of Income Producing Assets	$225.0 million	$250.0 million
Target Investment Initial Cash Yield	7.00%	7.25%
Disposition of Assets	$150.0 million	$175.0 million
Target Disposition Cash Yield	6.00%	6.25%

FFO per Diluted Share	$3.75	$3.85
AFFO per Diluted Share	$4.10	$4.20

Weighted Average Diluted Shares Outstanding	6.0 million	6.0 million

COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus as a pandemic (the “COVID-19 Pandemic”), which has spread throughout the United States. The impact of the COVID-19 Pandemic and its variants have evolved rapidly, with many jurisdictions taking drastic measures to limit the spread of the virus by instituting quarantines or lockdowns and imposing travel restrictions. Such actions have created significant disruptions to global supply chains, and adversely impacted several industries, including airlines, hospitality, retail and the broader real estate industry.

As a result of the approval of multiple COVID-19 vaccines for use and the distribution of such vaccines among the general population, a number of jurisdictions have reopened and loosened restrictions. However, wide disparities in vaccination rates and continued vaccine hesitancy, combined with the emergence of COVID-19 variants and surges in COVID-19 cases, could trigger the reinstatement of further restrictions. Such restrictions could include mandatory business shut-downs, travel restrictions, reduced business operations and social distancing requirements.

The future impact of the COVID-19 Pandemic on the real estate industry and the Company’s financial condition and results of operations is uncertain and cannot be predicted currently since it depends on several factors beyond the control of the Company, including, but not limited to: (i) the uncertainty surrounding the severity and duration of the COVID-19 Pandemic, including possible recurrences and differing economic and social impacts of the COVID-19 Pandemic in various regions of the United States; (ii) the effectiveness of the United States public health response; (iii) the COVID-19 Pandemic’s impact on the United States and global economies; (iv) the timing, scope and effectiveness of additional governmental responses to the COVID-19 Pandemic; (v) the availability of a treatment and effectiveness of vaccines approved for COVID-19 and the willingness of individuals to get vaccinated; (vi) changes in how certain types of commercial property are used while maintaining social distancing and other techniques intended to control the impact of COVID-19; (vii) the impact of phase out of economic stimulus measures, the inflationary pressure of economic stimulus, and the eventual halt and reversal by the U.S. Treasury of asset purchases; and (viii) the uneven impact on the Company’s tenants, real estate values and cost of capital.

3rd Quarter Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter ended September 30, 2021, on Friday, October 29, 2021, at 9:00 AM ET. Stockholders and interested parties may access the earnings call via teleconference or webcast:

United States:1-844-200-6205

All Other Locations:  1-929-526-1599

Please dial in at least fifteen minutes prior to the scheduled start time and use the code 094458 when prompted.

A webcast of the call can be accessed at: https://www.incommglobalevents.com/registration/q4inc/8800/cto-q3-2021-earnings-call/.

To access the webcast, log on to the web address noted above or go to www.ctoreit.com and log in at the investor relations section. Please log in to the webcast at least ten minutes prior to the scheduled time of the Earnings Call.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also owns an approximate 16% interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; the ultimate geographic spread, severity and duration of pandemics such as the recent outbreak of the novel coronavirus, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE or the venture formed when the Company sold its controlling interest in the entity that owned the Company’s remaining land portfolio, of which the Company has a retained interest; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Non-GAAP Financial Measures

Our reported results are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We also disclose Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”), both of which are non-GAAP financial measures. We believe these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operating activities as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries. The Company also excludes the gains or losses from sales of assets incidental to the primary business of the REIT which specifically include the sales of mitigation credits, impact fee credits, subsurface sales, and the land sales gains included in discontinued operations. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rental revenue, amortization of deferred financing costs, amortization of capitalized lease incentives and above- and below-market lease related intangibles, and non-cash compensation. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We use AFFO as one measure of our performance when we formulate corporate goals.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains or losses on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

CTO Realty Growth, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of
	(Unaudited) September 30, 2021	December 31, 2020
ASSETS
Real Estate:
Land, at cost	$162,297	$166,512
Building and Improvements, at cost	256,902	305,614
Other Furnishings and Equipment, at cost	701	672
Construction in Process, at cost	1,675	323
Total Real Estate, at cost	421,575	473,121
Less, Accumulated Depreciation	(22,385)	(30,737)
Real Estate—Net	399,190	442,384
Land and Development Costs	6,702	7,083
Intangible Lease Assets—Net	64,624	50,176
Assets Held for Sale	835	833
Investment in Joint Ventures	25,575	48,677
Investment in Alpine Income Property Trust, Inc.	37,468	30,574
Mitigation Credits	3,405	2,622
Mitigation Credit Rights	21,573	—
Commercial Loan and Master Lease Investments	38,993	38,320
Cash and Cash Equivalents	7,005	4,289
Restricted Cash	68,546	29,536
Refundable Income Taxes	856	26
Deferred Income Taxes—Net	215	—
Other Assets	11,695	12,180
Total Assets	$686,682	$666,700
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,402	$1,047
Accrued and Other Liabilities	12,716	9,090
Deferred Revenue	3,656	3,319
Intangible Lease Liabilities—Net	3,036	24,163
Liabilities Held for Sale	831	831
Deferred Income Taxes—Net	—	3,521
Long-Term Debt	229,894	273,830
Total Liabilities	251,535	315,801
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock – 100,000,000 shares authorized; $0.01 par value, 6.375% Series A Cumulative Redeemable Preferred Stock, $25.00 Per Share Liquidation Preference, 3,000,000 shares issued and outstanding at September 30, 2021; 50,000 shares authorized; $100.00 par value, no shares issued or outstanding at December 31, 2020	30	—
Common Stock – 500,000,000 shares authorized; $0.01 par value, 5,960,912 shares issued and outstanding at September 30, 2021; 25,000,000 shares authorized; $1.00 par value, 7,310,680 shares issued and 5,915,756 shares outstanding at December 31, 2020	60	7,250
Treasury Stock – 0 shares at September 30, 2021 and 1,394,924 shares at December 31, 2020	—	(77,541)
Additional Paid-In Capital	86,899	83,183
Retained Earnings	348,681	339,917
Accumulated Other Comprehensive Loss	(523)	(1,910)
Total Stockholders’ Equity	435,147	350,899
Total Liabilities and Stockholders’ Equity	$686,682	$666,700

CTO Realty Growth, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share, per share and dividend data)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Revenues
Income Properties	$13,734	$12,933	$36,757	$35,409
Management Fee Income	940	683	2,361	2,080
Interest Income from Commercial Loan and Master Lease Investments	726	413	2,136	2,300
Real Estate Operations	1,177	543	4,318	631
Total Revenues	16,577	14,572	45,572	40,420
Direct Cost of Revenues
Income Properties	(3,984)	(3,592)	(9,688)	(8,273)
Real Estate Operations	(252)	(1,682)	(867)	(3,263)
Total Direct Cost of Revenues	(4,236)	(5,274)	(10,555)	(11,536)
General and Administrative Expenses	(2,680)	(3,341)	(8,477)	(8,604)
Impairment Charges	—	—	(16,527)	(1,905)
Depreciation and Amortization	(5,567)	(4,761)	(15,428)	(14,334)
Total Operating Expenses	(12,483)	(13,376)	(50,987)	(36,379)
Gain on Disposition of Assets	22,666	289	28,106	7,365
Gain (Loss) on Extinguishment of Debt	—	—	(641)	1,141
Other Gains and Income	22,666	289	27,465	8,506
Total Operating Income	26,760	1,485	22,050	12,547
Investment and Other Income (Loss)	(797)	(1,030)	8,438	(5,746)
Interest Expense	(1,986)	(2,478)	(6,851)	(8,384)
Income (Loss) from Operations Before Income Tax Benefit (Expense)	23,977	(2,023)	23,637	(1,583)
Income Tax Benefit (Expense)	(30)	501	4,371	410
Net Income (Loss) Attributable to the Company	$23,947	$(1,522)	$28,008	$(1,173)
Distributions to Preferred Stockholders	(1,129)	—	(1,129)	—
Net Income (Loss) Attributable to Common Stockholders	$22,818	$(1,522)	$26,879	$(1,173)

Per Share Information:
Basic and Diluted Net Income (Loss) Attributable to Common Stockholders	$3.87	$(0.33)	$4.56	$(0.25)

Weighted Average Number of Common Shares:
Basic	5,901,095	4,654,329	5,892,900	4,673,049
Diluted	5,901,095	4,654,329	5,892,900	4,673,049

Dividends Declared and Paid – Preferred Stock	$0.3763	$—	$0.3763	$—
Dividends Declared and Paid – Common Stock	$1.00	$0.40	$3.00	$0.90

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net Income (Loss) Attributable to the Company	$23,947	$(1,522)	$28,008	$(1,173)
Depreciation and Amortization	5,567	4,761	15,428	14,334
Gains on Disposition of Assets	(22,666)	(289)	(28,106)	(7,365)
Losses (Gains) on the Disposition of Other Assets	(974)	1,119	(3,549)	2,540
Impairment Charges, Net	—	—	12,474	1,905
Unrealized (Gain) Loss on Investment Securities	1,326	1,448	(6,894)	7,098
Funds from Operations	$7,200	$5,517	$17,361	$17,339
Distributions to Preferred Stockholders	(1,129)	—	(1,129)	—
Funds from Operations Attributable to Common Stockholders	$6,071	$5,517	$16,232	$17,339
Adjustments:
Straight-Line Rent Adjustment	(669)	(670)	(1,844)	(1,810)
COVID-19 Rent Repayments (Deferrals), Net	84	(217)	738	(1,368)
Amortization of Intangibles to Lease Income	(86)	(434)	(820)	(1,352)
Contributed Leased Assets Accretion	(38)	(43)	(197)	(130)
Loss (Gain) on Extinguishment of Debt	—	—	641	(1,141)
Amortization of Discount on Convertible Debt	322	307	951	1,067
Non-Cash Compensation	734	617	2,434	2,135
Non-Recurring G&A	—	953	155	1,055
Amortization of Deferred Financing Costs to Interest Expense	120	115	444	338
Accretion of Loan Origination Fees	—	(7)	(1)	(164)
Non-Cash Imputed Interest	(116)	(105)	(330)	(311)
Adjusted Funds from Operations Attributable to Common Stockholders	$6,422	$6,033	$18,403	$15,658

FFO per Common Share – Diluted	$1.03	$1.19	$2.75	$3.71
AFFO per Common Share – Diluted	$1.09	$1.30	$3.12	$3.35